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EXHIBIT 21.1

SUBSIDIARIES

1. Humphrey Hospitality Reit Trust, a Maryland real estate investment trust ("HHRT")

SUBSIDIARIES OF HHRT

     1. Humphrey Hospitality Limitied Partnership, a Virginia limited partnership (84.21% owned by HHRT) ("HHLP")

SUBSIDIARIES OF HHLP

     1. Solomons Beacon Inn Limited Partnership, a Maryland limited partnership (99.0% owned by HHLP)